               PRICING SUPPLEMENT NO. D0017 DATED MARCH 10, 2005

 (TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2004 AND PROSPECTUS DATED NOVEMBER
                                    1, 2004)

                    RULE 424(b)(3)       FILE NO. 333-119615

                          $9,999,440 PRINCIPAL AMOUNT
                       EQUITY LINKED SECURITIES (ELKS(R))

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES D
                        (REGISTERED NOTES -- FIXED RATE)

           3.82% ELKS(R) MANDATORILY EXCHANGEABLE INTO THE COMMON STOCK OF
               COMMONWEALTH TELEPHONE ENTERPRISES, INC., DUE 2006

- The ELKS will mature on March 20, 2006 and bear interest at the rate of 3.82% per annum, payable monthly on the 20th day of each month, beginning April 20, 2005.

- At maturity you will receive, for each $48.40 principal amount of ELKS:

     - 1 share of Commonwealth Telephone Enterprises common stock, which we refer to as the exchange ratio and which is subject to adjustment for a number of dilution events (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on March 10, 2006), if the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006 is less than or equal to $53.24, which we refer to as the cap price; or

     - a number of shares of Commonwealth Telephone Enterprises common stock equal to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006 (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on March 10, 2006), if the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006 is greater than the cap price.

- Instead of any fractional share of Commonwealth Telephone Enterprises common stock you would otherwise receive at maturity for each ELKS, you will receive an amount in cash equal to the value of such fractional share on March 10, 2006.

- If the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006 is less than $48.40, which we refer to as the initial share price, the value of Commonwealth Telephone Enterprises common stock or its cash equivalent that you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive Commonwealth Telephone Enterprises common stock with a value on March 10, 2006 of more than the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006.

- The ELKS will be issued in minimum denominations of $48.40 and integral multiples of $48.40.

- We will not apply to list the ELKS on any exchange.

INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS.   SEE "RISK FACTORS RELATING
TO THE ELKS" BEGINNING ON PAGE PS-5.

THE ELKS REPRESENT OBLIGATIONS OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN COMMONWEALTH TELEPHONE ENTERPRISES OR ANY OF ITS AFFILIATES. COMMONWEALTH TELEPHONE ENTERPRISES IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                                ---------------

The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                                PER ELKS       TOTAL
                                                                --------    -----------
Public Offering Price.......................................     $48.40     $ 9,999,440
Underwriting Discount.......................................     $ 0.00     $         0
Proceeds to Citigroup Global Markets Holdings Inc. (before
  expenses).................................................     $48.40     $ 9,999,440
                                                                 ------     -----------

We expect that delivery of the ELKS will be made against payment therefor on or about March 17, 2005. Because the ELKS will not settle in T+3, purchasers who wish to trade the ELKS on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

The ELKS are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 3.82% ELKS Mandatorily Exchangeable into the common stock of Commonwealth Telephone Enterprises. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the ELKS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS," which highlights a number of risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The ELKS mature on March 20, 2006 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $48.40. You may transfer the ELKS only in minimum denominations of $48.40 and integral multiples of $48.40. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE ELKS?

     The ELKS bear interest at the rate of 3.82% per annum. We will pay interest in cash monthly on the 20th day of each month, or the immediately next business day, commencing on April 20, 2005.

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     At maturity, you will receive for each ELKS you hold the maturity payment. The maturity payment for each ELKS will equal either:

     - a number of shares of Commonwealth Telephone Enterprises common stock equal to the exchange ratio (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on March 10, 2006), if the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006, which we refer to as the final share price, is less than or equal to the cap price (any fractional shares will be paid in cash), or

     - a number of shares of Commonwealth Telephone Enterprises common stock equal to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Commonwealth Telephone Enterprises common stock on March 10, 2006 (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on March 10, 2006), if the final share price is greater than the cap price (any fractional shares will be paid in cash).

     As a result, if the final share price is less than or equal to $48.40, the value of Commonwealth Telephone Enterprises common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive Commonwealth Telephone

Enterprises common stock with a value on March 10, 2006 of more than the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the final share price.

     The exchange ratio equals 1 share of Commonwealth Telephone Enterprises common stock for each $48.40 principal amount of ELKS.

     The cap price equals $53.24, 110% of the price per share of Commonwealth Telephone Enterprises common stock at time of execution on March 10, 2005, the date on which the ELKS were priced for initial sale to the public.

HOW HAS COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Commonwealth Telephone Enterprises common stock and the dividend paid on such stock for each quarter since the first quarter of 2000. You can find this table in the section "Historical Data on the Common Stock of Commonwealth Telephone Enterprises" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of Commonwealth Telephone Enterprises common stock in recent years. However, past performance is not necessarily indicative of how Commonwealth Telephone Enterprises common stock will perform in the future. You should also refer to the section "Risk
Factors -- You Will Have No Rights Against Commonwealth Telephone Enterprises Prior to Receiving Any Shares of Commonwealth Telephone Enterprises Common Stock at Maturity" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     In purchasing an ELKS, you agree with Citigroup Global Markets Holdings that you and Citigroup Global Markets Holdings intend to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase Commonwealth Telephone Enterprises common stock (subject to Citigroup Global Markets Holdings' right to deliver cash in lieu of Commonwealth Telephone Enterprises common stock). In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, holders generally will be required to include the cash distributions on the ELKS as ordinary income at the time such amounts are accrued or received in accordance with their method of accounting. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this pricing supplement for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     The ELKS will not be listed on any exchange.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the agent for the offering and sale of the ELKS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the ELKS. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as holder of the ELKS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries.

Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                            NINE MONTHS              YEAR ENDED DECEMBER 31,
                                               ENDED          -------------------------------------
                                         SEPTEMBER 30, 2004   2003    2002    2001    2000    1999
                                         ------------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.....         0.27x         1.90x   1.44x   1.34x   1.32x   1.46x

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY?

     We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in Commonwealth Telephone Enterprises common stock or in other instruments, such as options or swaps, based upon Commonwealth Telephone Enterprises common stock. This hedging activity could affect the market price of Commonwealth Telephone Enterprises common stock and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to "Risk Factors Relating to the ELKS -- Citigroup Global Markets Holdings' Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this pricing supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) our Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004,
June 22, 2004, June 29, 2004, June 30, 2004, July 15, 2004, July 21, 2004, July
29, 2004, August 26, 2004, August 27, 2004, August 31, 2004, October 5, 2004,
October 14, 2004, October 20, 2004, October 22, 2004, October 28, 2004, October 29, 2004, November 2, 2004, November 29, 2004, January 20, 2005, February 3,
2005, February 4, 2005, February 11, 2005, February 28, 2005 and March 4, 2005.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Commonwealth Telephone Enterprises common stock on the sixth trading day before maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Commonwealth Telephone Enterprises common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE CLOSING PRICE OF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK DECLINES

     The amount of the maturity payment will depend on the closing price of Commonwealth Telephone Enterprises common stock on the sixth trading day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the interest payable on the ELKS. If on the sixth trading day before maturity the closing price of Commonwealth Telephone Enterprises common stock is less than its initial share price, the value of Commonwealth Telephone Enterprises common stock or its cash equivalent you receive at maturity for each ELKS will be less than the $48.40 you pay for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the interest payable on the ELKS. This will be true even if the trading price of Commonwealth Telephone Enterprises common stock exceeds the initial share price during the life of the ELKS but is less than the initial share price on the sixth trading day before maturity.

THE APPRECIATION ON YOUR INVESTMENT IN THE ELKS WILL BE CAPPED

     As a result of the cap price, the ELKS provide less opportunity for equity appreciation than a direct investment in Commonwealth Telephone Enterprises common stock. The cap price limits the portion of any appreciation in the value of Commonwealth Telephone Enterprises common stock in which you will share to 10% of the initial share price. If the value of Commonwealth Telephone Enterprises common stock increases by more than 10% during the term of the ELKS, the yield on the ELKS will be less than the yield on Commonwealth Telephone Enterprises common stock or a similar security that was directly linked to Commonwealth Telephone Enterprises common stock but was not subject to a cap on appreciation.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The ELKS bear interest at the rate of 3.82% per annum. As a result, if the price of Commonwealth Telephone Enterprises common stock is less than approximately $48.18 (resulting in you receiving stock with a value at maturity that is less than the principal amount of your ELKS), the yield on the ELKS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your ELKS will be affected by supply of and demand for the ELKS, the value of Commonwealth Telephone Enterprises common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     Commonwealth Telephone Enterprises Common Stock Price. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Commonwealth

Telephone Enterprises common stock changes from the initial share price of $48.40. However, changes in the price of Commonwealth Telephone Enterprises common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Commonwealth Telephone Enterprises common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Commonwealth Telephone Enterprises common stock will continue to fluctuate from that time until the maturity payment is determined. In addition, significant increases in the value of Commonwealth Telephone Enterprises common stock are not likely to be reflected in the trading price of the ELKS because the value of shares receivable or the amount payable at maturity on each ELKS is limited to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the final share price. If you choose to sell your ELKS when the price of Commonwealth Telephone Enterprises common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of Commonwealth Telephone Enterprises common stock will be influenced by Commonwealth Telephone Enterprises's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Commonwealth Telephone Enterprises is a part. Citigroup Global Markets Holdings' hedging activities in Commonwealth Telephone Enterprises common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Commonwealth Telephone Enterprises common stock.

     Volatility of Commonwealth Telephone Enterprises Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Commonwealth Telephone Enterprises common stock changes during the term of the ELKS, the market value of the ELKS may decrease.

     Events Involving Commonwealth Telephone Enterprises. General economic conditions and earnings results of Commonwealth Telephone Enterprises and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Commonwealth Telephone Enterprises common stock increases, the value of the ELKS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Commonwealth Telephone Enterprises common stock decreases, the value of the ELKS may increase.

     Interest Rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time Premium or Discount. As a result of a "time premium or discount," the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Commonwealth Telephone Enterprises common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of Commonwealth Telephone Enterprises common stock during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

     Citigroup Global Markets Holdings' Hedging Activities. Hedging activities in Commonwealth Telephone Enterprises common stock by one or more of our affiliates will likely involve trading in Commonwealth Telephone Enterprises common stock or in other instruments, such as options or swaps, based upon Commonwealth Telephone Enterprises common stock. This hedging activity could affect the market price of Commonwealth Telephone Enterprises common stock and therefore the market value of the ELKS.

     Citigroup Global Markets Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Commonwealth Telephone Enterprises common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK

     The historical price of Commonwealth Telephone Enterprises common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of Commonwealth Telephone Enterprises common stock during the term of the ELKS. Changes in the price of Commonwealth Telephone Enterprises common stock will affect the trading price of the ELKS, but it is impossible to predict whether the price of Commonwealth Telephone Enterprises common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST COMMONWEALTH TELEPHONE ENTERPRISES PRIOR TO RECEIVING ANY SHARES OF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK AT MATURITY

     You will have no rights against Commonwealth Telephone Enterprises prior to receiving any shares of Commonwealth Telephone Enterprises common stock at maturity, even though:

     - you will receive Commonwealth Telephone Enterprises common stock upon maturity or, at our option, cash in an amount equal to the value of the Commonwealth Telephone Enterprises common stock to which you are entitled; and

     - the market value of the ELKS is expected to depend primarily on the price of Commonwealth Telephone Enterprises common stock.

     Commonwealth Telephone Enterprises is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Commonwealth Telephone Enterprises common stock unless and until you receive shares of Commonwealth Telephone Enterprises common stock at maturity.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Commonwealth Telephone Enterprises that modify its capital structure and a number of other transactions involving Commonwealth Telephone Enterprises, as well as for the liquidation, dissolution or winding up of Commonwealth Telephone Enterprises. You should refer to the section "Description of the ELKS -- Dilution Adjustments" in this pricing supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of Commonwealth Telephone Enterprises common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Commonwealth Telephone Enterprises common stock, these other events may reduce the maturity payment for each ELKS.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     The ELKS have not been and will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

THE MARKET VALUE OF THE ELKS MAY BE AFFECTED BY PURCHASES AND SALES OF COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO COMMONWEALTH TELEPHONE ENTERPRISES COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Commonwealth Telephone Enterprises common stock or derivative instruments relating to Commonwealth Telephone Enterprises common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Commonwealth Telephone Enterprises common stock and therefore the market value of the ELKS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in Commonwealth Telephone Enterprises common stock or in other instruments, such as options or swaps, based upon Commonwealth Telephone Enterprises common stock. This hedging activity may present a conflict between your interest in the ELKS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Commonwealth Telephone Enterprises common stock and therefore the market value of the ELKS. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Since hedging our obligation under the ELKS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

                            DESCRIPTION OF THE ELKS

GENERAL

     The description in this pricing supplement of the particular terms of the 3.82% ELKS Mandatorily Exchangeable into the Common Stock of Commonwealth Telephone Enterprises Due 2006 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered debt securities set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The ELKS bear interest at the rate of 3.82% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest is payable monthly on the 20th day of each month, commencing on April 20, 2005.

     Interest will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION OF THE OPTION OF THE HOLDERS; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The ELKS will mature on March 20, 2006. At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each $48.40 principal amount of ELKS will equal either:

     - a number of shares of Commonwealth Telephone Enterprises common stock equal to the Exchange Ratio (or, at our option, cash in an amount equal to the value of the stock to which you are entitled, based on the Closing Price on the Valuation Date), if the Final Share Price is less than or equal to the Cap Price; or

     - a number of shares of Commonwealth Telephone Enterprises common stock equal to the product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the Closing Price on the Valuation Date), if the Final Share Price is greater than the Cap Price.

     If the Final Share Price of Commonwealth Telephone Enterprises common stock is less than the Initial Share Price, the value of Commonwealth Telephone Enterprises common stock you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive a maturity payment that has a value on the Valuation Date of more than the product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price.

     In lieu of any fractional share of Commonwealth Telephone Enterprises common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share on the Valuation Date. The number of full shares of Commonwealth Telephone Enterprises common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Exchange Ratio" will equal 1.0000 (subject to the dilution adjustments described under "Description of the ELKS -- Dilution Adjustments" in this pricing supplement).

     The "Final Share Price" will equal the Closing Price of Commonwealth Telephone Enterprises common stock on the Valuation Date, as determined by the calculation agent.

     The "Cap Price" will equal $53.24, which is 110% of $48.40, the Initial Share Price of Commonwealth Telephone Enterprises common stock.

     The "Initial Share Price" will equal $48.40.

     The "Valuation Date" will be March 10, 2006, subject to deferral by the calculation agent as described below.

     The "Closing Price" of Commonwealth Telephone Enterprises common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the New York Stock Exchange, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the New York Stock Exchange, and (3) if the common stock is not quoted on the New York Stock Exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the New York Stock Exchange), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the New York Stock Exchange" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of Commonwealth Telephone Enterprises common stock (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Commonwealth Telephone Enterprises common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Global Markets Holdings to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Commonwealth Telephone Enterprises, after the closing date of the offering of the ELKS,

     (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

     (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

     (3) combines the outstanding shares of the common stock into a smaller number of shares, or

     (4) issues by reclassification of shares of its common stock any shares of other common stock of Commonwealth Telephone Enterprises,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Commonwealth Telephone Enterprises, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Commonwealth Telephone Enterprises, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Commonwealth Telephone Enterprises, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. If any capital stock declared or paid as dividend or otherwise distributed or issued to all holders of Commonwealth Telephone Enterprises common stock consists, in whole or in part, of marketable securities, then the fair market value of such marketable securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final. The Initial Share Price will also be adjusted in that case in the manner described below.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the eighth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of Commonwealth Telephone Enterprises common stock and, if the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

     If Commonwealth Telephone Enterprises, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any cash dividend in respect of Commonwealth Telephone Enterprises common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Commonwealth Telephone Enterprises with respect to one share of common stock acquired in a tender offer or exchange offer by Commonwealth Telephone Enterprises over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the eighth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Commonwealth Telephone Enterprises common stock and, if the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

     If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Commonwealth Telephone Enterprises common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Commonwealth Telephone Enterprises,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which Commonwealth Telephone Enterprises announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Commonwealth Telephone Enterprises, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events:"

     - any consolidation or merger of Commonwealth Telephone Enterprises, or any surviving entity or subsequent surviving entity of Commonwealth Telephone Enterprises, with or into another entity, other than a merger or consolidation in which Commonwealth Telephone Enterprises is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Commonwealth Telephone Enterprises or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Commonwealth Telephone Enterprises or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Commonwealth Telephone Enterprises or any successor of Commonwealth Telephone Enterprises with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Commonwealth Telephone Enterprises or any successor of Commonwealth Telephone Enterprises,

     the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

     (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

     (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the eighth Trading Day before maturity of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

     (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the eighth Trading Day before maturity multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the New York Stock Exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Commonwealth Telephone Enterprises common stock or Commonwealth Telephone Enterprises. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If Commonwealth Telephone Enterprises common stock has been subject to a Reorganization Event and the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity is less than or equal to the Cap Price, then each holder of ELKS will have the right to receive per $48.40 principal amount of ELKS cash in an amount equal to the Exchange Ratio multiplied by the Transaction Value, as defined above. If Commonwealth Telephone Enterprises common stock has been subject to a Reorganization Event and the Closing Price of Commonwealth Telephone Enterprises common stock on the eighth Trading Day before maturity is more than the Cap Price, then each holder of ELKS will have the right to receive per $48.40 principal amount of ELKS an amount in cash equal to the product of (i) the Exchange Ratio, (ii) a ratio equal to the Cap Price divided by the Closing Price on the eighth Trading Day before maturity and (iii) the Transaction Value, as defined above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of an ELKS will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of ELKS at 3.82% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.00% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

PAYING AGENT, TRUSTEE, AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the ELKS and will also hold the global security representing the ELKS as custodian for DTC. JPMorgan Chase Bank, N.A., as successor trustee, under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the ELKS.

     The CUSIP number for the ELKS is 173079 35 1.

CALCULATION AGENT

     The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                    COMMONWEALTH TELEPHONE ENTERPRISES, INC.

     According to publicly available documents, Commonwealth Telephone Enterprises, Inc., headquartered in Dallas, PA, serves business and residential customers with data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

     Commonwealth Telephone Enterprises primary operating segments are:
Commonwealth Telephone Company, a publicly held independent local exchange carrier, operating in various rural Pennsylvania markets; CTSI, LLC, a local exchange carrier; and Jack Flash(R), a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions throughout Commonwealth Telephone Enterprises' service territories. Commonwealth Telephone Enterprises is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Commonwealth Telephone Enterprises files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004), with the SEC. Commonwealth Telephone Enterprises's registration statements, reports, and other information may be inspected and copied at the SEC at the location listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Citigroup Global Markets Holdings has not participated in the preparation of Commonwealth Telephone Enterprises's publicly available documents and has not made any due diligence investigation or inquiry of Commonwealth Telephone Enterprises in connection with the offering of the ELKS. We make no representation that the publicly available information about Commonwealth Telephone Enterprises is accurate or complete.

     The ELKS represents obligations of Citigroup Global Markets Holdings only. Commonwealth Telephone Enterprises is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

                     HISTORICAL DATA ON THE COMMON STOCK OF

                    COMMONWEALTH TELEPHONE ENTERPRISES, INC.

     The common stock is quoted on NASDAQ under the symbol "CTCO." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Commonwealth Telephone Enterprises common stock, as reported on NASDAQ, as well as the dividend paid per share of stock.

                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
2000
Quarter
  First...................................................  58.000   42.000     0.00
  Second..................................................  54.750   40.875     0.00
  Third...................................................  49.250   33.000     0.00
  Fourth..................................................  40.500   31.875     0.00
2001
Quarter
  First...................................................  39.000   31.750     0.00
  Second..................................................  44.000   28.250     0.00
  Third...................................................  45.190   35.090     0.00
  Fourth..................................................  48.890   36.510     0.00
2002
Quarter
  First...................................................  46.250   35.000     0.00
  Second..................................................  43.550   30.110     0.00
  Third...................................................  42.200   33.470     0.00
  Fourth..................................................  39.480   33.180     0.00
2003
Quarter
  First...................................................  39.770   33.910     0.00
  Second..................................................  44.710   38.500     0.00
  Third...................................................  46.740   36.600     0.00
  Fourth..................................................  42.000   35.660     0.00
2004
Quarter
  First...................................................  41.750   36.070     0.00
  Second..................................................  45.965   41.040     0.00
  Third...................................................  45.400   42.970     0.00
  Fourth..................................................  50.080   43.510     0.00
2005
Quarter
  First (through March 10, 2005)..........................   51.24    46.13     0.00

     The closing price of the common stock on March 10, 2005 was $48.19.

     According to Commonwealth Telephone Enterprises's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as of September 30, 2004, there were 20,967,826 shares of common stock outstanding.

     Holders of ELKS will not be entitled to any rights with respect to Commonwealth Telephone Enterprises common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary supplements, and to the extent inconsistent therewith replaces, the discussion of United States taxation set forth in the accompanying prospectus supplement under the heading "United States Federal Income Tax Considerations," to which discussion reference is hereby made.

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of an ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Commonwealth Telephone Enterprises common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase Commonwealth Telephone Enterprises common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash equal to the purchase price of the ELKS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the ELKS as compensation to the holder for Citigroup Global Markets Holdings' use of such cash deposit during the term of the ELKS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Global Markets Holdings will deliver to the holder the number of shares of Commonwealth Telephone Enterprises common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS (subject to Citigroup Global Markets Holdings' right to deliver cash in lieu of the Commonwealth Telephone Enterprises common stock). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the ELKS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, and (ii) amounts denominated as interest that are payable with respect to the ELKS will be characterized as ordinary income payable on the amount of such deposit, includible annually in the income of a U.S. Holder in accordance with such holder's method of accounting.

     Under the above characterization of the ELKS, a holder's tax basis in an ELKS generally will equal the holder's cost for that ELKS. Upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the ELKS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at the time of disposition.

     Under the above characterization of the ELKS, if Citigroup Global Markets Holdings delivers Commonwealth Telephone Enterprises common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Commonwealth Telephone Enterprises common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the ELKS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the ELKS (less the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at maturity Citigroup Global Markets Holdings pays the ELKS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Global Markets Holdings and the U.S. Holder's tax basis in the ELKS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at maturity.

     It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the ELKS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the ELKS could differ substantially.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the ELKS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the ELKS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     According to publicly available sources of information, Commonwealth Telephone Enterprises believes that it currently is not a United States real property holding company (a "USRPHC") for U.S. federal income tax purposes. The following discussion assumes that Commonwealth Telephone Enterprises is not and will not be a USRPHC. Prospective investors that are not U.S. persons should note that if Commonwealth Telephone Enterprises is or becomes a USRPHC at any time during the term of the ELKS, the U.S. federal income tax consequences of owning the ELKS may differ significantly from the consequences described below.

     In the case of a holder of the ELKS that is not a U.S. person, payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the ELKS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Summary Information -- Q & A...........   PS-2
Incorporation of Certain Documents by
  Reference............................   PS-4
Risk Factors Relating to the ELKS......   PS-5
Description of the ELKS................   PS-9
Commonwealth Telephone Enterprises,
  Inc. ................................  PS-16
Historical Data on the Common Stock of
  Commonwealth Telephone Enterprises,
  Inc..................................  PS-17
Certain United States Federal Income
  Tax Considerations...................  PS-18
         PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Important Currency Information.........    S-6
Description of the Notes...............    S-7
Certain United States Federal Income
  Tax Considerations...................   S-33
Plan of Distribution...................   S-40
ERISA Matters..........................   S-41
Legal Matters..........................   S-42
              PROSPECTUS
Prospectus Summary.....................      1
Forward-Looking Statements.............      6
Citigroup Global Markets Holdings
  Inc. ................................      7
Use of Proceeds and Hedging............      8
Description of Debt Securities.........     10
Description of Index Warrants..........     17
Book-Entry Procedures and Settlement...     20
Limitations on Issuances in Bearer
  Form.................................     21
Plan of Distribution...................     23
ERISA Matters..........................     26
Legal Matters..........................     26
Experts................................     26

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                                   CITIGROUP
                                 GLOBAL MARKETS
                                 HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES D

                                   $9,999,440
                                PRINCIPAL AMOUNT
                       EQUITY LINKED SECURITIES (ELKS(R))
                       MANDATORILY EXCHANGEABLE INTO THE
                                COMMON STOCK OF
                             COMMONWEALTH TELEPHONE
                               ENTERPRISES, INC.

                               DUE MARCH 20, 2006
                       ($48.40 PRINCIPAL AMOUNT PER ELKS)
                                  ------------

                               PRICING SUPPLEMENT

                                 MARCH 10, 2005
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                     NOVEMBER 1, 2004 AND PROSPECTUS DATED
                               NOVEMBER 1, 2004)
                                  ------------
                                   CITIGROUP
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